Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sonic Corp.:

We consent to the incorporation by reference in the registration statements (No. 33-95716, 333‑26359, 333‑168623, 333‑131450, 333‑195086) on Forms S-3 and S-8 of Sonic Corp. and subsidiaries of our reports dated October 31,  2016, with respect to the consolidated balance sheets of Sonic Corp. and subsidiaries as of August 31, 2016 and 2015, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended August 31, 2016, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of August 31, 2016, which reports appear in the August 31, 2016 annual report on Form 10-K of Sonic Corp.

(signed) KPMG LLP

Oklahoma City, OK
October 31, 2016